Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 4 DATED JUNE 3, 2019
TO THE PROSPECTUS DATED APRIL 3, 2019

This supplement No. 4 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 4 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•	the acquisition of Stonemeadow Farms, and

•	the recent share pricing information.
Acquisition
On May 13, 2019, we acquired Stonemeadow Farms, a 280-unit premier apartment community located in Bothell, Washington. The gross purchase price was approximately $82 million.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from May 1 to May 31, 2019, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
May 1, 2019	$12.14	$12.16	$12.17	$12.17	$12.15
May 2, 2019	$12.14	$12.16	$12.17	$12.17	$12.16
May 3, 2019	$12.14	$12.17	$12.17	$12.17	$12.16
May 6, 2019	$12.14	$12.17	$12.17	$12.17	$12.16
May 7, 2019	$12.14	$12.17	$12.18	$12.18	$12.16
May 8, 2019	$12.14	$12.17	$12.18	$12.18	$12.16
May 9, 2019	$12.15	$12.17	$12.18	$12.18	$12.16
May 10, 2019	$12.15	$12.17	$12.18	$12.18	$12.17
May 13, 2019	$12.15	$12.18	$12.19	$12.19	$12.17
May 14, 2019	$12.15	$12.18	$12.19	$12.19	$12.17
May 15, 2019	$12.15	$12.18	$12.19	$12.19	$12.17
May 16, 2019	$12.15	$12.18	$12.19	$12.19	$12.17
May 17, 2019	$12.15	$12.18	$12.19	$12.19	$12.17
May 20, 2019	$12.16	$12.18	$12.19	$12.19	$12.18
May 21, 2019	$12.16	$12.18	$12.19	$12.19	$12.18
May 22, 2019	$12.16	$12.18	$12.19	$12.20	$12.18
May 23, 2019	$12.16	$12.19	$12.19	$12.20	$12.18
May 24, 2019	$12.16	$12.18	$12.19	$12.20	$12.18
May 28, 2019	$12.16	$12.19	$12.20	$12.20	$12.18
May 29, 2019	$12.16	$12.19	$12.20	$12.20	$12.19
May 30, 2019	$12.19	$12.21	$12.22	$12.23	$12.21
May 31, 2019	$12.18	$12.21	$12.22	$12.22	$12.20

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.